Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL 2022 RESULTS

— Increases Guidance for Fiscal Year 2022 and Expects Highest Annual Earnings in Company History —

— Net Sales and Net Income Per Diluted Share for the Third Quarter Exceed Guidance —

— Net Sales of $1.02 Billion for the Third Quarter vs. $826.6 Million Last Year —

— Net Income Per Diluted Share of $2.16 for the Third Quarter vs. $1.29 Last Year —

New York, New York – December 1, 2021 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2022, ended October 31, 2021.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “The strong momentum in our business in the first half continues, as we delivered outstanding third quarter results with both top and bottom line exceeding our guidance. Given the strong demand we are seeing across our brands, we are well positioned for the holiday season. We are raising our full year guidance and expect to deliver our highest annual earnings in our company’s history.”

Mr. Goldfarb concluded, “Our world-class team continues to maintain tremendous flexibility and is delivering the right product at the right time across our diversified distribution channels. We believe we will enter the new fiscal year in our strongest financial position ever, affording us flexibility to further expand our global reach and increase shareholder value.”

Net sales for the third quarter ended October 31, 2021 increased 22.8% to $1.02 billion from $826.6 million in the prior year’s quarter. The Company reported net income for the third quarter of $106.7 million, or $2.16 per diluted share, compared to $63.2 million, or $1.29 per diluted share, in the prior year’s quarter.

The Company completed the restructuring of its retail operations segment during fiscal 2021 and closed its Wilsons Leather and G.H. Bass stores. Included in the Company’s results for the third quarter of last year are net losses from the Wilsons Leather and G.H. Bass store operations of $12.0 million, or $(0.25) per diluted share. These results reflect direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that was closed and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

Outlook

The Company today raised its guidance for the fiscal year ending January 31, 2022. As the developments associated with the COVID-19 pandemic continue to be fluid, the Company’s fiscal year 2022 guidance contemplates the expected impact from the current supply chain conditions, including expected increased shipping costs and delays in receipt of goods. However, the guidance does not contemplate any reimposition of government-mandated store closures or other governmental restrictions as a result of the COVID-19 pandemic. The reimposition of store closures or other restrictions could have a material impact on our net sales, results of operations and supply chain during fiscal 2022. The Company’s fiscal 2022 results could differ materially from its current outlook as a result of the occurrence of any of these or other uncontemplated events.

For fiscal 2022, the Company expects net sales of approximately $2.77 billion and net income between $180.0 million and $190.0 million, or between $3.65 and $3.75 per diluted share. The Company previously forecasted net sales of approximately $2.70 billion and net income between $155.0 million and $165.0 million, or between $3.10 and $3.20 per diluted share. This compares to net sales of $2.06 billion and net income of $23.5 million, or $0.48 per diluted share, last year. Last fiscal year’s results included net sales of $91.8 million and a net loss of $(1.14) per diluted share associated with the Wilsons Leather and G.H. Bass store operations.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc, Marc New York and Sonia Rykiel. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 pandemic, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020

	(Unaudited)

Net sales	$1,015,392	$826,561	$2,018,383	$1,528,904
Cost of goods sold	667,882	528,806	1,282,526	972,055
Gross profit	347,510	297,755	735,857	556,849

Selling, general and administrative expenses	182,360	177,625	470,803	454,347
Depreciation and amortization	7,024	10,187	21,166	29,745
Asset impairments, net of loss (gain) on lease modifications	—	(117)	—	17,372
Operating profit	158,126	110,060	243,888	55,385

Other income	898	225	4,693	112
Interest and financing charges, net	(12,354)	(18,681)	(36,932)	(38,237)
Income before income taxes	146,670	91,604	211,649	17,260

Income tax expense	40,198	28,430	59,692	8,357
Net income	106,472	63,174	151,957	8,903
Less: Loss attributable to noncontrolling interests	(202)	—	(206)	—
Net income attributable to G-III Apparel Group, Ltd.	$106,674	$63,174	$152,163	$8,903

Net income attributable to G-III Apparel Group, Ltd. per common share:
Basic	$2.20	$1.31	$3.14	$0.18
Diluted	$2.16	$1.29	$3.07	$0.18

Weighted average shares outstanding:
Basic	48,567	48,359	48,474	48,201
Diluted	49,458	48,809	49,499	48,589

Selected Balance Sheet Data (in thousands):	At October 31,
	2021	2020

	(Unaudited)

Cash and cash equivalents	$279,564	$149,745
Working capital	1,080,461	889,722
Inventories	448,991	461,769
Total assets	2,728,017	2,469,416
Long-term debt	517,529	508,411
Operating lease liabilities	192,805	223,537
Total stockholders' equity	1,486,239	1,310,267

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2020	2020	2020	2021	2021

	(Unaudited)
Net sales	$19,293	$19,667	$38,175	$14,713	$91,848

Operating loss	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss before income taxes	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss, net of taxes	$(14,980)	$(25,643)	$(12,005)	$(8,615)	$(55,739)

Operating loss per common share:
Basic	$(0.31)	$(0.53)	$(0.25)	$(0.18)	$(1.16)
Diluted	$(0.31)	$(0.53)	$(0.25)	$(0.17)	$(1.14)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2019	2019	2019	2020	2020

	(Unaudited)
Net sales	$52,589	$53,596	$59,848	$85,478	$251,511

Operating loss	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss before income taxes	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss, net of taxes	$(5,458)	$(6,267)	$(4,068)	$(15,903)	$(31,696)

Operating loss per common share:
Basic	$(0.11)	$(0.13)	$(0.09)	$(0.33)	$(0.66)
Diluted	$(0.11)	$(0.13)	$(0.08)	$(0.33)	$(0.65)

The tables above reflect the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we closed these stores. The results for this portion of our retail operations segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses. Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced now that the restructuring has been completed. No interest expense has been allocated in calculating these operating results. The tax rates used assume the same overall effective rate that is reflected in the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020. The tables above also reflect the results of operations of the Company’s four Calvin Klein Performance stores that were closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

SVP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235